Exhibit 8

March 10, 2004

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

Re:	Registration Statement on Form S-4 (the “Registration Statement”) with respect to shares to be issued pursuant to the Agreement and Plan of Reorganization, dated as of December 1, 2003 (the
“Reorganization Agreement”), among Republic Bancshares, Inc., a Florida corporation having its principal office at St. Petersburg, Florida (“Republic”), and BB&T Corporation, a North Carolina
corporation having its principal office at Winston-Salem, North Carolina (“BB&T”)

Ladies and Gentlemen:

We have acted as counsel to BB&T in connection with the registration of 11,378,154 shares of its Common Stock, par value $5.00 per share (the “BB&T Common Stock”), issuable pursuant to the Reorganization Agreement, as set forth in the Registration Statement that is being filed on the date hereof by BB&T with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(8) of Regulation S-K. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Reorganization Agreement.

In the Merger, Republic will merge with and into BB&T in accordance with the applicable provisions of North Carolina and Florida law, and each outstanding share of Republic’s common stock (its only class of stock outstanding as of the Effective Time) (the “Republic Common Stock”) is to be converted into either (a) .81 shares of BB&T Common Stock, (b) cash, in the amount of $31.79 per share of Republic Common Stock, or (c) a combination of BB&T Common Stock and cash, such combination to be determined in accordance with the provisions of Section 2.7(a) and (b) of the Reorganization Agreement. Also, cash will be paid in lieu of the issuance of fractional shares of BB&T Common Stock. Republic shareholders are not entitled by state law to dissent from the Merger.

In giving this opinion we have reviewed, and with your permission we have relied upon, the representations and warranties contained in and the facts described in the Reorganization Agreement, the Registration Statement, and the certificates dated March 10, 2004 in which an officer of Republic and an officer of BB&T make certain representations on behalf of Republic and BB&T, respectively, regarding the Merger (the “Tax Certificates”).

In giving this opinion, we have with your permission assumed that the statements in the Tax Certificates are true, correct and complete as of the date of this opinion, and any representation or statement made “to the best of knowledge” or similarly qualified is correct without such qualification. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that (a) the Merger will be consummated in accordance with the Reorganization Agreement and (b) Republic’s only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”)), as of the Effective Time, is the Republic Common Stock.

No ruling has been or will be sought from the Internal Revenue Service as to the federal tax consequences of the Merger.

Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Reorganization Agreement, for federal income tax purposes:

(1)	The Merger will constitute a “reorganization” within the meaning of Code Section 368(a).

(2)	Each of BB&T and Republic will be a party to that reorganization within the meaning of Code Section 368(b).

(3)	No gain or loss will be recognized by BB&T or Republic by reason of the Merger.

(4)	Shareholders of Republic who receive solely BB&T Common Stock in exchange for their Republic Common Stock will recognize no gain or loss for federal income tax purpose.

(5)	Generally, the shareholders of Republic who receive solely cash in exchange for their Republic Common Stock will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received and their adjusted basis in their Republic Common Stock.

(6)	A shareholder of Republic who receives both BB&T Common Stock and cash in exchange for his or her Republic Common Stock will recognize gain, but not loss, for federal income tax purposes in an amount equal to the lesser of (i) the amount of the cash received (other than cash received instead of a fractional share of BB&T Common Stock) and (ii) the excess of the sum of the fair market value of the shares of BB&T Common Stock and the amount of cash received in the Merger over the shareholder’s adjusted tax basis in his or her Republic Common Stock.

(7)	A shareholder of Republic who receives cash in lieu of a fractional share of BB&T Common Stock will recognize income gain or loss as if the shareholder received the fractional share and it was then redeemed for cash in an amount equal to the amount paid by BB&T in respect of such fractional share, subject to the provisions and limitations of Code Section 302.

We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. The opinions stated with respect to shares of Republic Common Stock do not apply to any stock rights, warrants or options to acquire Republic Common Stock. The opinions stated as to Republic shareholders are general in nature and do not necessarily apply to any particular Republic shareholder, and, for example, may not apply to shareholders who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax-exempt organizations; or to persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), who elect to apply a mark-to-market method of accounting, or are subject to the “golden parachute” provisions of the Code (to the extent that tax affects the tax consequences); or to shareholders who acquired Republic Common Stock pursuant to employee stock options or otherwise as compensation, who do not hold their shares as capital assets, or who hold their shares as part of a “hedge,” “constructive sale,” “straddle” or “conversion or other integrated transaction.”

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind. Changes to the Code or in regulations or rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. This opinion is rendered based upon applicable laws, rules and regulations as in effect on the date hereof, and we assume no duty or responsibility to inform you of any changes hereafter in our opinion due to any change hereafter in such laws, rules or regulations. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

We furnish this opinion to you solely to support the discussion set forth under the headings “SUMMARY–You Will Not Be Subject to Federal Income Tax on Receipt of Shares in the Merger,” “THE MERGER — The Merger Agreement — Conditions to the Merger,” and “THE MERGER — Material Federal Income Tax

Consequences of the Merger” in the Registration Statement, and we do not consent to its use for any other purpose. We hereby consent to be named in the Registration Statement under the foregoing headings and to the filing of a copy of this opinion as Exhibit 8 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

WOMBLE CARLYLE SANDRIDGE & RICE A Professional Limited Liability Company

By:	/s/ Howard N. Solodky

Howard N. Solodky